Exhibit No. 10.103

OPTION PURCHASE AND SALE AGREEMENT

Option Purchase and Sale Agreement (this “Agreement”), dated as of August 3, 2004, by and between Russ Berrie and Company, Inc. (the “Company”) and Jeff Bialosky (the “Optionee”).

WHEREAS, on the terms and conditions contained in this Agreement, the Optionee agrees to sell, and the Company agrees to purchase, the options to purchase shares of Common Stock, stated value $0.10 per share, of the Company (“Common Stock”) held by the Optionee indicated on Schedule I hereto (the “Options”) for the Aggregate Option Purchase Price set forth thereon.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Company and the Optionee hereby agree as follows:

ARTICLE I
PURCHASE OF OPTIONS

On the terms and subject to the conditions contained in this Agreement, in consideration of the surrender for cancellation of the Options set forth on Schedule I by the Optionee, the Company shall, upon such surrender, pay to the Optionee, by check, the amount indicated for such Optionee on Schedule I hereto as the Aggregate Option Purchase Price (which price shall be determined after deduction of applicable withholding amounts from the Pre-Tax Aggregate Option Purchase Price, as indicated on Schedule I hereto).

ARTICLE II
ACKNOWLEDGEMENTS AND REPRESENTATIONS

By executing and delivering this Agreement, the Optionee represents, acknowledges and agrees that:

2.1                                 Upon the Company’s payment to the Optionee of the Aggregate Option Purchase Price set forth on Schedule I: all such Options and related option agreements with respect to such Options will be cancelled and Optionee will have no right to purchase shares of Common Stock under the cancelled Options or the cancelled option agreements;

2.2                                 The Company will be entitled to withhold from the Pre-Tax Aggregate Option Purchase Price indicated on Schedule I the amount necessary to satisfy the amount of taxes required to be withheld under applicable law;

2.3                                 The Optionee is relying on his or her or own business judgment and knowledge concerning the business, financial condition and prospects of the Company in making the decision to sell the Options.  The Optionee acknowledges that no person has been authorized to give any information or to make any representation relating to the Options or the Company, and, if given or made, information received from any person and any representation, may not be relied upon as having been authorized by the Company or any person acting on its behalf.

2.4                                 There is no assurance that any options will be granted to Optionee in the future.

2.5                                 Optionee gives up his or her entire ownership interest in the Options listed on Schedule I hereto.

2.6                                 Any portion of an option to purchase shares of Common Stock held by the Optionee that is not being sold by the Optionee to the Company pursuant to this Agreement (“Remaining Options”) shall remain subject to the terms and conditions of its original grant, including, but not limited to, the vesting schedule, as if the original grant were solely for the Remaining Options (except that with respect to the vesting schedule, any portion of an option that was vested on the date of this Agreement shall remain vested thereafter).

2.7                                 Optionee has full power and authority to sell the Options, and such Options are free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to their sale or transfer, other than pursuant to the applicable option agreements, and the Options are not subject to any adverse claims.

2.8                                 Upon request, Optionee agrees to execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the purchase of the Options.

ARTICLE III
MISCELLANEOUS

3.1                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflicts of law principles thereof.

3.2                                 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to the Company, addressed to the Company at 111 Bauer Drive, Oakland, New Jersey 07436, Attention:  John Wille, Chief Financial Officer, and if to the Optionee, addressed to such Optionee c/o the Company, or to such other persons or addresses as may be designated in writing by the party to receive such notice.

3.3                                 Entire Agreement, etc.  This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, and (b) is for the benefit only of the parties hereto and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

3.4                                 Amendments and Waivers.  This Agreement may not be modified or amended except by a written instrument signed by authorized representatives of all parties affected by such modification or amendment and referring specifically to this Agreement.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

3.5                                 Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto, but no party shall have either the right or the power to assign or delegate any rights or obligations hereunder without the prior written consent of the other party.

3.6                                 Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

3.7                                 Counterparts; Facsimilies.  For the convenience of the parties hereto, this Agreement may be executed in counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  A signature of this Agreement by facsimile shall be deemed an original signature.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first hereinabove written.

RUSS BERRIE AND COMPANY, INC.

By:	/s/ JOHN D. WILLE
Name:	John D. Wille
Title:	Vice President and Chief Financial Officer

OPTIONEE

/s/ JEFF BIALOSKY
Jeff Bialosky

RUSS BERRIE AND COMPANY, INC.

OFFER TO SELL TO COMPANY

OPTIONS ISSUED “OUTSIDE” OF THE PLANS

SCHEDULE I

Name:  Jeff Bialosky

	Option Grant Date	Number of Options Surrendered	Option Exercise Price	Option Purchase Price Per Share	Pre-Tax Aggregate Option Purchase Price	Aggregate Withholding Amount	Aggregate Option Purchase Price

Vested Options:

1. Options granted on:	4/4/2003	5,000	$32.59	$0.25	$1,250.00	See Total Below	—

2. Options granted on:

3. Options granted on:

4. Options granted on:

Unvested Options:

1. Options granted on:	4/4/2003	20,000	$32.59	$0.25	$5,000.00	See Total Below	—

2. Options granted on:

TOTAL		25,000			$6,250.00	$2,090.63	$4,159.37